Exhibit 10.5

FORM OF

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), dated                 , 2006, is by and between ICF International, Inc., a Delaware corporation headquartered at 9300 Lee Highway, Fairfax, Virginia (the “Company”), and Sudhakar Kesavan (the “Executive”).

WHEREAS, the Executive has served as Chief Executive Officer of the Company since 1999 under the terms of an Employment Agreement dated as of June 25, 1999 (the “Original Agreement”);

WHEREAS, the Company has registered shares of its common stock for sale to the public (the “Offering”);

WHEREAS, the Company desires to retain the services of the Executive following the effectiveness of the Offering, when this Agreement and the Severance Protection Agreement dated                 , 2006 (the “Severance Protection Agreement”) will amend and restate, and replace, the Executive’s current employment agreement with the Company;

WHEREAS, the Executive desires to remain with the Company following the effectiveness of the Offering; and

WHEREAS, the parties wish to set forth the terms and conditions of that continued employment;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Term of Employment.

The Company hereby employs the Executive, and the Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement. Subject to the provisions of Section 5, this Agreement may be terminated by either party upon forty-five (45) days notice.

2.	Title; Duties.

(a)

President and Chief Executive Officer and Chairman of the Board of Directors. The Executive shall be employed as President and Chief Executive Officer and shall serve as Chairman of the Board of Directors of the Company. The Executive shall perform such services consistent with his position as may be assigned to him from time to time by the Board of Directors of the Company and are consistent with the applicable law and the Certificate of Incorporation and Bylaws of the Company, including, but not limited to, managing the business and affairs of the Company.

(b)	Committees. At all times during the Executive’s employment, the Executive shall be a member of the Company’s Executive Committee if there shall be such a Committee and may serve, at the discretion of the Board, as a member of such other committees as may be established by the Board.

(c)	Employment of Company Officers. No offers of employment by the Company to senior executive officers shall be made without the prior approval of the Executive.

3.	Extent of Services.

(a)	General. The Executive agrees not to engage in any business activities during the Executive’s employment except those which are for the sole benefit of the Company, and to devote his entire business time, attention, skill and effort to the performance of his duties under this Agreement. Notwithstanding the foregoing, the Executive may (i) engage in personal investments, provided that the Executive shall not acquire more than 5% of the equity of another business without the prior approval of the Compensation Committee of the Board of Directors, (ii) engage in charitable, professional and civic activities (including serving on the board of directors of non-profit, charitable and civic organizations) which do not impair the performance of his duties to the Company, and (iii) with the prior approval of the Compensation Committee, serve on the boards of directors or trustees of for-profit corporations other than the Company. The Executive shall, to the best of his ability, execute the strategic plan of the Company as approved by the Board, perform his duties, adhere to the Company’s published policies and procedures, promote the Company’s interests, reputation, business and welfare, and work actively with the Board of Directors and other senior managers to help augment the existing business base, increase the corporate contract backlog and identify and develop new business opportunities.

(b)	Corporate Opportunities. The Executive agrees that, unless approved by the Board of Directors, he will not take personal advantage of any business opportunities which arise during his employment with the Company and which may be of benefit to the Company. All material facts regarding such opportunities must be promptly reported to the Board of Directors for consideration by the Company.

4.	Compensation and Benefits

(a)

Salary. The Company shall pay the Executive a gross base annual salary (“Base Salary”) of not less than $375,000. Effective January 1, 2007, the annual rate of Base Salary shall be increased by no less than $25,000 over the annual rate of Base Salary in effect for the preceding year. Effective January 1, 2008, and on each subsequent January 1 during the Executive’s employment, the annual rate of Base Salary shall be increased by no less than the increase in the CPI National Index for the year over the annual rate of Base Salary in effect for the preceding year. In addition to the aforementioned increases in Base Salary, the

Compensation Committee may, from time to time, increase the Executive’s Base Salary based on the performance of the Company and other factors deemed relevant by the Compensation Committee. Effective as of the date of any such increase, the Base Salary as so increased shall be considered the new Base Salary for all purposes of this Agreement and thereafter may not be reduced. The salary shall be payable in arrears in approximately equal bi-weekly installments on the Company’s regularly scheduled payroll dates, minus such deductions as may be required by law or reasonably requested by the Executive.

(b)	Incentive Compensation. In the discretion of the Compensation Committee of the Board of Directors, the Executive shall be eligible for annual incentive compensation (“IC”) awards for the immediately preceding fiscal year in an amount up to 100% of the Executive’s Base Salary for the prior fiscal year.

(c)	Equity Awards. In the discretion of the Compensation Committee of the Board of Directors, the Executive shall be eligible to receive stock options, restricted shares and other equity awards on such terms as may be determined by the Compensation Committee.

(d)	Deductions from Compensation. The Company shall withhold from the Executive’s compensation any and all applicable local, state, federal, or foreign taxes, including, but not limited to, income tax, withholding tax, social security tax, and pension contributions, if any.

(e)	Employee Benefits. The Executive shall be entitled to participate in any and all employee benefit programs for which the Executive may be eligible, as may exist at any particular time and from time to time during the Executive’s employment.

(f)	Executive Benefits. The Executive shall be entitled to all executive benefits that the Company makes available to other executives, as may exist at any particular time and from time to time during the Executive’s employment. In addition, the Company shall maintain and pay all premiums for a life insurance policy on the Executive in an amount of at least $1,000,000, the beneficiaries of which policy shall be the Executive’s immediate family, provided that the Executive is eligible for such a life insurance policy at reasonable rates. The Company also shall pay expenses up to $3,000 per year relating to the Executive’s tax and estate planning. Further, the Executive may attend, at the Company’s expense, subject to prior approval of expenses by the Compensation Committee, two weeks of management education during each year of the Executive’s employment.

(g)	Reimbursement of Business Expenses. The Company shall reimburse the Executive for all reasonable travel, entertainment and other expenses incurred or paid by the Executive in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, upon presentation by the Executive of documentation, expense statements, vouchers, and/or such other supporting information as the Company may reasonably request.

5.	Termination

(a)	Termination by the Company for Cause. The Company may terminate the Executive’s employment at any time for Cause upon written notice by the

Company to the Executive. “Cause” for termination shall mean any of the following: (i) any act that would constitute a material violation of the Company’s material written policies; (ii) willfully engaging in conduct materially and demonstrably injurious to the Company, provided, however, that no act or failure to act, on the Executive’s part, shall be considered “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company; (iii) being indicted for, or if charged with but not indicted for, being tried for (a) a crime of embezzlement or a crime involving moral turpitude or (b) a crime with respect to the Company involving a breach of trust or dishonesty or (c) in either case, a plea of guilty or no contest to such a crime; or (iv) abuse of alcohol in the workplace, use of any illegal drug in the workplace or a presence under the influence of alcohol or illegal drugs in the workplace.

(b)	Termination by the Executive. The Executive may voluntarily terminate his employment upon forty-five (45) days prior written notice to the Company. As provided in the Original Agreement, because the Executive has served continuously since 1999, the Executive may, in his discretion, declare that such termination is for “Good Reason” and be entitled to the benefits of Section 6(c) hereof.

(c)	Termination by the Company Without Cause. Termination of the Executive’s employment without Cause shall mean termination by the Company (i) for any reason other than for Cause, (ii) upon the death of the Executive, or (iii) in the Company’s sole discretion, upon thirty (30) days prior written notice in the event the Executive becomes “Disabled,” as defined in any group long-term disability insurance contract maintained by the Company under which the Executive is covered, or, if the Company shall not maintain such insurance, “Disabled” shall mean that the Executive is incapacitated by reason of a physical or mental illness which is long-term in nature and which prevents the Executive from performing the substantial and material duties of his employment with the Company, provided that such incapacity can reasonably be expected to prevent the Executive from working at least six consecutive months in any twelve month period. The Company may require the Executive to have an examination at any time for the purpose of determining whether the Executive has a long-term disability described in the preceding sentence, and the Executive agrees to submit to such examination upon request of the Board of Directors; provided that the Company shall pay all costs and expenses associated with such examination.

6.	Effect of Termination

(a)	General. Regardless of the reason for termination of the Executive’s employment, the Executive shall be entitled to the following (provided that the Severance Protection Agreement shall govern, in accordance with its terms, the benefits, if any, to which the Executive is entitled following any termination of the Executive’s employment following a Change in Control as defined in the Severance Protection Agreement):

(i)	payment of any unpaid portion of his Base Salary through the effective date of termination;

(ii)	reimbursement for any outstanding reasonable business expense he has incurred in performing his duties hereunder;

(iii)	continued insurance benefits to the extent required by law;

(iv)	payment of any accrued but unpaid amounts as required independently of this Agreement by the terms of any bonus or other incentive pay, or any other employee benefit plan or program of the Company, including but not limited to the Company’s incentive compensation arrangements; and

(v)	vesting of options and other equity awards pursuant to any option, restricted stock or similar equity award agreements through the date of termination.

(b)	Termination by the Company for Cause or by the Executive Without Good Reason. If the Company terminates the Executive’s employment for Cause pursuant to Section 5(a) or the Executive terminates his employment without Good Reason pursuant to Section 5(b), the Executive shall have no rights or claims against the Company except to receive the payments and benefits described in Section 6(a).

(c)	Termination by the Company Without Cause or by the Executive for Good Reason. If the Company terminates the Executive’s employment without Cause pursuant to Section 5(c), or the Executive terminates his employment for Good Reason pursuant to Section 5(b), the Executive shall be entitled to receive, in addition to the items referenced in Section 6(a):

(i)	an amount equal to his monthly Base Salary at the rate in effect on his last day of employment for a period of twenty-four months from the date of termination (such aggregate amount referred to herein as the “Severance Payment”). Fifty percent (50%) of the Severance Payment shall be paid in a lump-sum amount on the date that is six (6) months after the date of the Executive’s termination, and the remaining fifty percent (50%) of the Severance Payment shall be paid in approximately equal installments over the following eighteen (18) calendar months, on the Company’s regularly scheduled payroll dates, subject to all legally required payroll deductions and withholdings for sums owed by the Executive to the Company; and

(ii)	accelerated vesting as of the last day of his employment of all unvested portions of stock options and shares of restricted stock previously issued to the Executive, which options shall remain exercisable for the remainder of the option term; and

(iii)	a pro-rata share of any IC to which the Executive otherwise would have actually been entitled for the fiscal year in which his employment terminates; such IC (pro-rated on a daily basis) to be paid to the Executive on the later of (i) the date that is ninety (90) days following the end of the fiscal year in which such termination occurs, or (ii) the date that is six (6) months after the date of such termination; and

(iv)	at the expense of the Company, and subject to contractual eligibility requirements, continuation of the Executive’s family health and dental insurance policy in effect as of the date of termination for twenty-four (24) months following termination, or, in the event the Company cannot continue coverage of such policy, the Company shall pay for equivalent coverage for twenty-four (24) months following the Executive’s termination of employment.

(d)	Compliance with Code Section 409A. In the event the Executive’s employment is terminated and, at the time of such termination, (i) the Executive is not a specified employee within the meaning of Section 409A(a)(2)(B)(i) of the Code, (ii) the amount of the Executive’s Severance Payment does not exceed the amount specified in Proposed Treasury Regulation Section 1.409A-1(b)(9)(iii)(A) or any successor regulation thereto, or (iii) Section 409A of the Code is otherwise not applicable to the Severance Payment, then, and only in such event:

(i)	The Severance Payment otherwise payable to the Executive pursuant to Section 6(c)(i) of this Agreement shall be paid in the following manner: Fifty percent (50%) of the Severance Payment shall be paid in a lump-sum amount on the date that is thirty (30) days after the date of the Executive’s termination, and the remaining fifty percent (50%) of the Severance Payment shall be paid in approximately equal installments over the following twenty-three (23) calendar months, on the Company’s regularly scheduled payroll dates, subject to all legally required payroll deductions and withholdings for sums owed by the Executive to the Company; and

(ii)	The payment of IC due the Executive pursuant to Section 6(c)(iii) shall be made on the date that is ninety (90) days following the end of the fiscal year in which the Executive’s termination occurs.

7.	Confidentiality and Inventions.

The Executive acknowledges that he shall continue to be bound by the ICF Incorporated Employee Agreement on Ideas, Inventions, and Confidential Information executed by the Executive on September 16, 1987, and the ICF Incorporated Employee Confidentiality Agreement executed by the Executive on July 31, 1986.

8.	Non-Solicitation.

(a)	Non-Solicitation of Clients. The Executive agrees that, for a period of (i) twenty-four (24) months from the date of termination of the Executive’s employment for Cause pursuant to Section 5(a) or by the Executive without Good Reason pursuant to Section 5(b), or (ii) twelve (12) months from the date of termination of the Executive’s employment without Cause pursuant to Section 5(c), by the Executive for Good Reason pursuant to Section 5(b) or pursuant to the Severance Protection Agreement (the “Client Non-Solicitation Term”), the Executive shall not, directly or indirectly, solicit any Client of the Company (as defined below) for the purpose of providing services which are competitive with the Company’s major practice areas, as described in the final prospectus relating to the Offering. The Executive further agrees that, during the Client Non-Solicitation Term, the Executive shall not, directly or indirectly, whether as employee, agent, partner, member, consultant or in any other capacity, participate, assist or be involved, in any respect, in any proposal or project which the Company is or was involved in during the one (1) year period prior to the date of termination of the Executive’s employment with the Company.

(b)	“Client of the Company” shall mean any person or entity which is or was a client of the Company at any time during the one (1) year period prior to the termination of the Executive’s employment with the Company or any person or entity which the Company is or was soliciting during the one (1) year period prior to the termination of the Executive’s employment with the Company. If any such person or entity described above is an agency or department of any federal, state or local government, the “Client of the Company” shall be deemed to be only the specific agency or department with which the Company had or has a client relationship or to which the Company has made a solicitation and not any other agency or department of such federal, state or local government.

(c)	Non-Solicitation of Employees. The Executive agrees that, for a period of (i) twenty-four (24) months from the date of termination of the Executive’s employment for Cause pursuant to Section 5(a) or by the Executive without Good Reason pursuant to Section 5(b), or (ii) eighteen (18) months from the date of termination of the Executive’s employment without Cause pursuant to Section 5(c) or by the Executive for Good Reason pursuant to Section 5(b), the Executive shall not hire, solicit or encourage, or cause others to hire, solicit or encourage, any employee of the Company to terminate their employment with the Company.

Notwithstanding anything to the contrary above, this Section shall not prohibit the Executive from hiring or attempting to hire, directly or indirectly, any former employee of the Company whose employment with the Company shall have terminated at least six (6) months prior to such efforts by the Executive.

(d)	Acknowledgement. The Executive acknowledges that he will acquire much confidential information concerning the past, present and future business of the Company as the result of his employment, as well as access to the relationships between the Company and its clients and employees. The Executive further acknowledges that the business of the Company is very competitive and that competition by him in that business during his employment, or after his employment terminates, would severely injure the Company. The Executive understands and agrees that the restrictions contained in this Section 8 are reasonable and are required for the Company’s legitimate protection, and do not unduly limit his ability to earn a livelihood.

9.	Employee Representations and Warranties. The Executive represents and warrants to the Company as follows:

(a)	The Executive is not now under any obligation of a contractual or other nature to any person, business or other entity which is inconsistent or in conflict with this Agreement or which would prevent him from performing his obligations under this Agreement.

(b)	The Executive has never been affiliated with, in any capacity, a government contractor that has been suspended or debarred from its contract with the government during the Executive’s affiliation with such contractor.

(c)	There are no pending or threatened claims against the Executive in any court or agency of any jurisdiction.

10.	Arbitration

(a)	Any disputes between the Company and the Executive in any way concerning the Executive’s employment, the termination of his employment, this Agreement or its enforcement shall be submitted at the initiative of either party to mandatory arbitration in Fairfax County, Virginia before a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association, or its successor, then in effect. The decision of the arbitrator shall be rendered in writing, shall be final, and may be entered as a judgment in any court in the Commonwealth of Virginia. The parties irrevocably consent to the jurisdiction of the federal and state courts located in the Commonwealth of Virginia for this purpose. Each party shall be responsible for its or his own costs incurred in such arbitration and in enforcing any arbitration award, including attorney’s fees.

(b)	Notwithstanding the foregoing, the Company, in its sole discretion, may bring an action in any court of competent jurisdiction located in the Commonwealth of Virginia to seek injunctive relief and such other relief as the Company shall elect to enforce the Executive’s covenants in Section 8 of this Agreement.

11.	Miscellaneous.

(a)	Notices. Any notices, requests, demands, waivers, comments, or other communications contemplated hereunder shall be deemed to have been duly given if personally delivered or if sent by a nationally recognized overnight courier, by facsimile, or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

If to the Company:

ICF International, Inc.

9300 Lee Highway

Fairfax, Virginia 22301

            Attention: Chairman

If to the Executive:

ICF International, Inc.

9300 Lee Highway

Fairfax, Virginia 22301

            Attention: Sudhakar Kesavan

                            or

            to such other address specified by the Executive

and shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of a nationally recognized overnight courier, on the next business day after the date when sent, (c) in the case of facsimile transmission, when received, and (d) in the case of mailing, on the third business day following posting.

(b)	Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

(c)	Entire Agreement. This Agreement, together with the Severance Protection Agreement, constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement. In the event of a conflict between any terms of this Agreement and any terms of the Severance Protection Agreement or any of the other agreements mentioned herein, the terms of this Agreement shall govern, provided that the Severance Protection Agreement shall govern, in accordance with its terms, the benefits, if any, to which the Executive is entitled following any termination of the Executive’s employment following a Change in Control as defined in the Severance Protection Agreement.

(d)	Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.

(e)	Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Virginia, without regard to its conflicts of laws principles.

(f)	Assignment. This Agreement is a personal contract and, except as specifically set forth herein, the rights and interests of the Executive herein may not be sold, transferred, assigned, pledged or hypothecated.

(g)	Waiver. No delays or omission by the Company or the Executive in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company or the Executive on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

(h)	Captions. The captions appearing in this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any Section of this Agreement.

(i)	Time. All references in this Agreement to periods of days are to calendar days, unless expressly provided otherwise. Where the time period specified in this Agreement would end on a weekend or holiday, the time period shall be deemed to end on the next business day.

(j)	Severability. In case any provision of this Agreement shall be held by a court or arbitrator with jurisdiction over the parties to this Agreement to be invalid, illegal or otherwise unenforceable, such provision shall be restated to reflect, as nearly as possible, the original intentions of the parties in accordance with applicable law, and the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

(k)	Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties and their respective executors, administrators, personal representatives, heirs, assigns and successors in interest.

(l)	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(m)	Survival of the Executive’s Rights. All of the Executive’s rights hereunder, including his rights to compensation and benefits pursuant to Section 4, rights upon termination pursuant to Section 6, and his obligations pursuant Section 8, shall survive the termination of the Executive’s employment and/or the termination of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

SUDHAKAR KESAVAN	ICF INTERNATIONAL, INC.

By:

Date:	Date: